Exhibit 99.3

Consolidated Financial Statements CF CoreVest Holdings I LLC and Subsidiaries For the Year Ended December 31, 2018 With Report of Independent Auditors

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Financial Statements

For the Year Ended December 31, 2018

Report of Independent Auditors

To the Members of

CF CoreVest Holdings I LLC

We have audited the accompanying consolidated financial statements of CF CoreVest Holdings I LLC, which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations, equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CF CoreVest Holdings I LLC at December 31, 2018, and the consolidated results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Los Angeles, California

April 30, 2019, except for Notes 9, 12 and 13 as to which the date is December 23, 2019

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Balance Sheet

December 31, 2018

(In Thousands)

ASSETS
Loans held for investment, at fair value (Note 6)	$1,262,589
Cash	18,078
Restricted cash	24,753
Receivables	19,108
Real estate owned	727
Other assets, net	1,703
Total assets	$1,326,958

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Secured financing facilities, at fair value (Note 6)	$296,805
Secured notes, at fair value (Note 6)	752,176
Accounts payable and accrued expenses	13,228
Related party payable	14
Borrower deposits	2,554
Other liabilities	22,645
Total liabilities	1,087,422
Commitments and contingencies (Note 11)
Equity:
Members’ equity	238,844
Noncontrolling interest	692
Total equity	239,536
Total liabilities and equity	$1,326,958

See Notes to Consolidated Financial Statements

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Statement of Operations

For the Year Ended December 31, 2018

(In Thousands)

Revenue
Interest income	$53,451
Interest expense	31,821
Net interest income	21,630
Origination fees	10,916
Asset management fees	3,812
Other fees	3,669
Total revenue	40,027

Expenses
Salaries and employee benefits	13,796
Loan servicing	3,292
General and administrative	8,197
Total expenses	25,285

Other income (expense)
Realized gains on sales of loans	984
Losses on real estate owned	(138)
Losses on derivatives	(2,016)
Net unrealized gains	13,182
Total other income (expense)	12,012

Net income	26,754

Net income attributable to noncontrolling interest	692
Net income attributable to members	$26,062

See Notes to Consolidated Financial Statements

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Statement of Equity

For the Year Ended December 31, 2018

(In Thousands)

	Members' Equity	Noncontrolling Interest	Total Equity

Balance at December 31, 2017	$149,211	$–	$149,211
Contributions	161,571	–	161,571
Distributions	(98,000)	–	(98,000)
Net income	26,062	692	26,754
Balance at December 31, 2018	$238,844	$692	$239,536

See Notes to Consolidated Financial Statements

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2018

(In Thousands)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$26,754
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gains on sale of loans	(984)
Losses on real estate owned	138
Losses on derivatives	2,016
Net unrealized gains	(13,182)
Depreciation on fixed assets	34
Net change in:
Receivables	(4,377)
Related party receivables	1,113
Other assets	(770)
Accounts payable and accrued liabilities	4,888
Related party payable	14
Borrower deposits	982
Other liabilities	11,628
Net cash provided by operating activities	28,254

CASH FLOWS FROM INVESTING ACTIVITIES
Repayments of principal on loans receivable	198,497
Net disbursements on originated and purchased loans	(849,621)
Net proceeds from non-designated hedges	(177)
Net proceeds received on sale of loans	34,689
Net proceeds received on sale of real estate owned	3,533
Other investing activities, net	(122)
Net cash used in investing activities	(613,201)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from secured financing	678,739
Repayments of secured financing	(522,165)
Proceeds from issuance of secured notes	407,865
Secured notes repayments	(27,966)
Contributions from members	161,571
Distributions to members	(98,000)
Net cash provided by financing activities	600,044

Net increase (decrease) in cash and restricted cash	15,097
Cash and restricted cash, beginning of period	27,734
Cash and restricted cash, end of period	$42,831

See Notes to Consolidated Financial Statements

CF CoreVest Holdings I LLC and Subsidiaries

Consolidated Statement of Cash Flows (Continued)

For the Year Ended December 31, 2018

(In Thousands)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$29,863

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Repayments of principal on loans receivable due from servicer	$4,649
Transfers from loans to REO	$3,030

RECONCILIATION OF CASH AND RESTRICTED CASH TO BALANCE SHEET
As of December 31, 2017:
Cash	$16,783
Restricted cash	10,951
Total cash and restricted cash	$27,734

As of December 31, 2018:
Cash	$18,078
Restricted cash	24,753
Total cash and restricted cash	$42,831

CF CoreVest Holdings I LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2018

1.	ORGANIZATION

CF CoreVest Holdings I LLC (“CoreVest I” or the “Company”), a Delaware limited liability company, was formed on May 31, 2017. On July 17, 2017, the Company was capitalized by contributions from its members and acquired a portfolio of term and bridge loans collateralized by single family residential real estate, along with related secured financing facilities debt and other assets and liabilities. The acquired assets and liabilities, which were recorded at fair value at acquisition, are summarized as follows (in thousands):

Assets acquired:
Loans held for investment	$424,892
Receivables	22,264
Real estate owned	1,849
Other assets	9,044
458,049
Liabilities assumed:
Secured financing facilities	257,639
Accounts payable and accrued expenses	2,964
Borrower deposits	1,464
Other liabilities	267,328

Cash paid, net of cash acquired	$190,721

CoreVest American Finance Lender, LLC (“CAFL”), a wholly owned subsidiary of CoreVest I, possesses all appropriate state lending licenses and originates all mortgages of the Company. All loans originated by CAFL are immediately sold to CF CoreVest Purchaser LLC (“Purchaser”), a wholly owned subsidiary of CF CoreVest UST Asset Investor I LLC (“Investor I”), a wholly owned subsidiary of CoreVest I. CAFL originated and sold $340 million and $852 million of loans to Purchaser for the period from July 17, 2017 through December 31, 2017 and for the year ended December 31, 2018, respectively. In addition, CAFL provides all management and advisory functions for Investor I and CF CoreVest UB Asset Investor II LLC (“Investor II”), a wholly owned subsidiary of CF CoreVest Holdings II (“CoreVest II”), such as day-to-day operations and all strategic initiatives as may be appropriate, in exchange for management fees. CoreVest II is an affiliate under common control with the Company.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘‘GAAP’’) as prescribed by the Financial Accounting Standards Board’s (‘‘FASB’’) Accounting Standards Codification (‘‘ASC’’). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries for the year ended December 31, 2018. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of income and expenses during the reporting period. Actual results could differ from those estimates.

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Consolidation

The Company consolidates entities in which it retains a controlling financial interest or entities that meet the definition of a variable interest entity (“VIE”) for which the Company is the primary beneficiary. In performing its analysis of whether an entity is a VIE, the Company considers whether (i) the entity has sufficient equity to finance its activities without subordinated financial support; (ii) the equity holders of the entity have the characteristics of a controlling financial interest, including the power, through voting or similar rights, to direct the activities of the entity that most significantly affect its economic performance; or (iii) the entity is established with non-substantive voting rights and conducts substantially all of its activities on behalf of the equity holder with disproportionately few voting rights. In performing its analysis of whether it is the primary beneficiary, the Company considers whether it individually has the power to direct the activities of the VIE that most significantly affect its economic performance and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, which is performed at initial investment and each reporting period thereafter, involves significant judgments, including the determination of which activities most significantly affect the entities’ economic performance, estimates about the current and future fair values and economic performance of assets held by the VIE, and general market conditions.

As more fully described in Note 5, in October 2017, December 2017, July 2018 and December 2018, the Company securitized loans by entering into secured note payable arrangements. The notes were transferred into trusts that issued and sold pass-through certificates approximating the principal amount of the notes. The Company retained beneficial interests in the securitization vehicles in the form of subordinate securities. Affiliates of the Company appointed a third party to act as special servicer of the underlying collateral mortgage loans. The special servicer has the power to direct activities during the loan workout process on defaulted and delinquent loans as permitted by the underlying contractual agreements, which is subject to the consent of the Company, as the controlling class representative or directing holder who, under certain circumstances, has the right to unilaterally remove the special servicer. Because the Company’s rights as the directing holder and controlling class representative provide it with the ability to direct activities that most significantly impact the economic performance of the securitization vehicles, for example, responsibility over decisions related to loan modifications and workouts, the Company maintains effective control over the loans transferred into the securitization trusts. Considering the positions retained by the Company in the securitization vehicles together with its role as controlling class representative or directing holder, the Company is deemed to be the primary beneficiary and consolidates securitization vehicles. Accordingly, these securitizations did not qualify as sale transactions and are accounted for as secured financings with the underlying mortgage loans pledged as collateral. All of the underlying assets, liabilities, equity, revenue and expenses of the securitization vehicles are consolidated within the consolidated financial statements. The Company’s exposure to the obligations of the securitization vehicles is generally limited to its investment in these entities which was $97.8 million as of December 31, 2018.

The Company has elected the fair value option for its loans held for investment and related debt, including the loans held for investment and related secured notes of each consolidated securitization vehicle. Accordingly, the Company has also elected the measurement alternative for consolidated collateralized financing entities, which permits it to measure the financial assets and financial liabilities of the consolidated securitization trusts using the more observable of the fair value of the financial assets or the fair value of the financial liabilities. The Company has determined that the fair value of the financial liabilities is more observable. Accordingly, the secured notes of each consolidated securitization vehicle are measured at fair value and the loans held for investment are measured in consolidation as the sum of (i) the fair value of the related secured notes plus (ii) the fair value of the beneficial interests retained by the Company. The Company’s fair value measurements and related disclosures are more fully described in Note 6.

If a legal entity fails to meet any of the three characteristics of a VIE, the Company then evaluates such entity under the voting model. Under the voting model, the Company consolidates the entity if it determines that it, directly or indirectly, has greater than 50% of the voting shares and that other equity holders do not have substantive participating rights. If the Company has a variable interest in a VIE but is not the primary beneficiary, or if the Company has the ability to exercise significant influence over a voting interest entity but does not have control, it accounts for its investment using the equity method of accounting.

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Option

Upon certain specified events, including the acquisition of certain eligible financial assets and financial liabilities, GAAP provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for such eligible assets and liabilities. Unrealized gains and losses on items for which the fair value option has been elected are reported as a component of net income or loss. The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in the consolidated balance sheet from those instruments using another accounting method. The Company has elected the fair value option for its loans held for investment, secured notes and secured financing facilities, primarily to mitigate accounting mismatches that may arise between the values of securitized or to-be-securitized assets and related liabilities, which are generally recourse only to the securitized assets. The Company has not elected the fair value option for any other financial instruments, which are carried at cost with fair value disclosed where reasonably estimable (see Note 6).

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less to be cash equivalents. The Company did not have any cash equivalents at December 31, 2018. The Company maintains its cash accounts in commercial banks. At various times during the year, the Company had deposits in excess of federally insured limits.

Restricted Cash

Restricted cash primarily includes escrow deposits from borrowers for various purposes, including property taxes, insurance, replacement reserves and interest reserves with a corresponding liability. In addition, cash balances are maintained as required by the broker-dealer in support of the Company’s derivative hedging operations.

Loans Held for Investment

Loans that the Company has the intent and ability to hold for the foreseeable future are classified as held for investment. Interest income on performing loans is recognized based upon the contractual terms and outstanding principal balance of the loans. Since the Company has elected the fair value option, origination fees and direct loan costs are recorded directly in income and are not deferred. When a loan is prepaid, prepayment fees or yield maintenance fees and any excess of proceeds over the carrying amount of the loan are recognized as a component of other income in the consolidated statement of operations. Fees and premiums on loans prepaid during the year ended December 31, 2018 totaled $2.6 million.

Past Due Loans

The Company places loans on nonaccrual status when any portion of principal or interest is more than 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on nonaccrual status, the Company reverses the accrual for unpaid interest and does not recognize interest income until the cash is received and the loan returns to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest are brought current in accordance with the terms of the loan agreement and the borrower has met certain performance criteria.

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Receivables

The Company outsources the servicing of loans to third parties (the “Servicers”). Servicers collect interest income, fees and principal payoffs from borrowers and then remit payments to the Company per the contractual terms of the servicing agreements. Funds received by the Servicers, but not yet paid to the Company, are included in receivables on the accompanying consolidated balance sheets. The Company also has unpaid interest due from borrowers based on the contractual terms of the loan included in receivables on the accompanying consolidated balance sheets.

Real Estate Owned (REO) Assets

REO assets acquired through foreclosure are recorded at fair value as of the date of foreclosure, typically using broker opinions of value or third-party appraisals of the underlying collateral. REO assets that are available for sale in their current condition and for which it is probable that a sale will occur within twelve months of the foreclosure date are classified as “held for sale.” Subsequent to the foreclosure date, assets held for sale are carried at the lower of carrying value or fair value less estimated costs to sell, with decreases in estimated fair value included as a component of losses on real estate owned on the consolidated statement of operations.

If the Company intends to hold REO for more than twelve months, the asset is classified as “held for use” and the initial basis is allocated to the various components (principally land and building) based upon relative fair value. Held for use REO assets are subsequently carried at historical cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the REO assets, which is typically 40 years for buildings. Depreciation expense is included in general and administrative expense on the consolidated statement of operations.

Carrying costs incurred after the acquisition of REO, including property taxes and insurance, are expensed as incurred.

Other Assets

Other assets include prepaid expenses, lease deposits and fixed assets, net. Fixed assets consist primarily of furniture, fixtures and equipment and are recorded at historical cost less depreciation, which approximates fair value. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which generally range from 5 to 15 years.

Borrower Deposits

Borrower deposits relate to funds received from potential borrowers for which term sheets have been executed. Once a term sheet is executed, more extensive due diligence is performed by the underwriting team to originate the loan. Any unused deposits are returned to the borrower upon the origination of the loan or if the loan does not close.

Transfers of Financial Assets

Sale accounting for transfers of financial assets is limited to the transfer of an entire financial asset, a group of financial assets in their entirety, or if a component of the financial asset is transferred, when the component meets the definition of a participating interest.

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. If the Company has any continuing involvement, rights or obligations with the transferred financial asset (outside of standard representations and warranties), sale accounting would require that the transfer meets the following sale conditions: (i) the transferred asset has been legally isolated; (ii) the transferee has the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred asset; and (iii) the Company does not maintain effective control over the transferred asset through an agreement that provides for (a) both an entitlement and an obligation by the Company to repurchase or redeem the asset before its maturity, (b) the unilateral ability by the Company to reclaim the asset and a more than trivial benefit attributable to that ability, or (c) the transferee requiring the Company to repurchase the asset at a price so favorable to the transferee that it is probable the repurchase will occur.

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

If the criteria for sale accounting are met, the transferred financial asset is removed from the balance sheet and a net gain or loss is recognized upon sale, taking into account any retained interests. Transfers of financial assets that do not meet the criteria for sale are accounted for as financing transactions.

Derivative Instruments

The Company has entered into derivative financial instruments to manage its exposure to interest rate movements impacting interest expense on its borrowings and the fair value of its loan portfolio. Interest rate contracts that qualify as cash flow hedges are accounted for in accordance with ASC 815, Derivatives and Hedging. The fair value of the derivative financial instruments is included in other assets, net or other liabilities, as appropriate. To the extent they are effective, fair value adjustments on derivative instruments designated as hedges are reported as other comprehensive income and included in stockholders’ equity until the hedged item is realized. Ineffective portions, if any, are included in earnings. The Company does not enter into derivative transactions for speculative or trading purposes. See Note 7, “Derivative Instruments” for further discussion on derivative financial instruments.

Fair Value Measurement

GAAP establishes a hierarchy for inputs used in measuring fair value which prioritizes such inputs based upon market observability, which are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Prices are determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in pricing a security. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

Level 3 – Prices are determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used.

In instances where the determination of fair value is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

Income Taxes

Under federal and state income tax rules, limited liability companies are generally not subject to income tax. Accordingly, no provision for income taxes is included in the accompanying consolidated financial statements. Income or loss is includable in the income tax return of the Member. The Company periodically evaluates its tax positions, including its status as a pass-through entity, to evaluate whether it is more likely than not that such positions would be sustained upon examination by a tax authority for all open tax years, as defined by the statute of limitations, based on their technical merits. As of December 31, 2018, the Company had not established a liability for uncertain tax positions.

2.	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Updates

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date of the new standard by one year to fiscal years and interim periods beginning after December 15, 2018. Early adoption is permitted but not before the original effective date. The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect as of the date of initial application recognized in retained earnings. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

Financial Instruments

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments–Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. Changes to the current GAAP model primarily affect the accounting for equity investments (other than those accounted for using the equity method of accounting), financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the FASB clarified guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale debt securities. The accounting for other financial instruments, such as loans, investments in debt securities, and financial liabilities is largely unchanged. This ASU is effective for financial statements for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. All entities can early adopt the provision to record fair value changes for financial liabilities under the fair value option resulting from instrument-specific credit risk in other comprehensive income. The Company does not anticipate that the adoption of this standard will have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of financial instruments. The main provisions of ASU 2016-13 include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for instruments measured at amortized cost, (2) requiring entities to record an allowance for available-for-sale debt securities rather than reduce the carrying amount of the investments, as required by the other-than-temporary-impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. The Company is currently assessing the impact of adoption of ASU 2016-13.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires that cash and cash equivalent balances in the statement of cash flows include restricted cash and restricted cash equivalent amounts, and therefore, changes in restricted cash and restricted cash equivalents be presented in the statement of cash flows. This eliminates the presentation of transfers between cash and cash equivalents with restricted cash and restricted cash equivalents in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, this ASU requires disclosure of a reconciliation between the totals in the statement of cash flows and the related captions in the balance sheet. The guidance also requires disclosure of the nature of restricted cash and restricted cash equivalents, similar to existing requirements under Regulation S-X; however, it does not define restricted cash and restricted cash equivalents. ASU No. 2016-18 is effective for the Company for fiscal years and interim periods beginning after December 15, 2018, to be applied retrospectively, with early adoption permitted.

3.	SIGNIFICANT RISKS AND UNCERTAINTIES

The Company’s earnings are dependent on its ability to originate loans and either sell them into the secondary market or hold them in the loan portfolio and collect principal and interest as they come due. When loans become nonperforming or their ultimate collection is in doubt, income is adversely affected. The Company’s ability to sustain profitability will depend significantly on loan production and the ability to manage the credit quality of the loan portfolio.

Risk management is a significant component of a Company’s strategy to deliver consistent risk-adjusted returns. Management closely monitors the Company’s portfolio and actively manages risks associated with, among other things, the Company’s assets and interest rates. In addition, management periodically reviews policies with respect to risk assessment and risk management, including key risks to which the Company is subjected, including credit risk, liquidity risk, interest rate risk, concentration risk and market risk. Management then implements steps to monitor and control such risks.

Market Risk: Market risk is the potential adverse changes in the values of the financial instruments due to unfavorable changes in the level or volatility of interest rates, foreign currency exchange rates, or other factors. The Company mitigates the exposure to market risk by entering into interest rate swap contracts which hedge against adverse changes in fair value of its fixed-rate loans.

Credit Risk: The Company is subjected to credit risk in connection with originating single-family residential term and bridge loans. The credit risk related to these loans pertains to the ability and willingness of the borrowers to pay, which is assessed before credit is granted or renewed and periodically reviewed throughout the loan term. Management believes that loan credit quality is primarily determined by the borrowers’ credit profiles and loan characteristics. Nevertheless, unanticipated credit losses could occur which could adversely impact operating results.

Interest Rate Risk: Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the Company’s control. The Company’s operating results will depend, in part, on differences between the income from the investments in loan portfolios and financing costs. The warehouse financing is based on a floating rate of interest calculated on a fixed spread over the relevant index as determined by the particular financing arrangement. In the event of a significant rising interest rate environment and/or economic downturn, defaults could increase and result in credit losses to the Company which could materially and adversely affect the business, financial condition, liquidity, results of operations and prospects. Furthermore, such defaults could have an adverse effect on the spread between the interest-earning assets and interest-bearing liabilities.

Concentration Risk: Concentration of credit risk arises when a number of customers are engaged in similar business activities or activities in the same geographic region, or when they have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions. For the year ended December 31, 2018, substantially all the Company’s loan portfolio was collateralized by single family residential properties and bridge loan assets.

Liquidity Risk: Liquidity risk arises in the investments and the general financing of investing activities. It includes the risk of not being able to liquidate positions in a timely manner at a reasonable price, in addition to potential increases in collateral requirements during times of heightened market volatility. If the Company was forced to dispose of an illiquid investment at an inopportune time, management may be forced to do so at a substantial discount to the market value, resulting in a realized loss.

4.	LOANS HELD FOR INVESTMENT

The Company offers loans targeted for residential buy-to-rent property investors seeking financing. The loans are either originated or acquired by the Company and are primarily secured by first mortgages on single family residential (“SFR”) properties.

Loans held for investment are divided into two portfolio segments, fixed-rate term loans with an original maturity of typically 5, 10 or 30 years and fixed/floating rate bridge loans with an original maturity of typically 6 to 24 months. Loans held for investment included the following:

	December 31, 2018
(Dollars in thousands)	Unpaid Principal Balance	Fair Value	Weighted Average Coupon	Weighted Average Maturity in Years	Number of Loans
Term (Security 2017-1)	$183,860	$186,264	6.11%	3.9	80
Term (Security 2017-2)	199,309	199,420	5.87%	6.0	59
Term (Security 2018-1)	234,609	237,806	6.20%	5.5	116
Term (Security 2018-2)	214,859	226,523	6.27%	6.9	115
Term (5 & 10 Year)	187,556	191,458	5.64%	7.6	34
Term (30 Year)	10,629	10,858	7.52%	29.9	83
Bridge (1)	210,260	210,260	9.01%	0.6	236
Total	$1,241,082	$1,262,589	6.55%	5.3	723

(1)	Bridge balances included $4.4 million of second mortgages

The following table provides a summary of nonperforming loans that are 90 days or more past due and on nonaccrual status as of December 31, 2018:

(In thousands)	Unpaid Principal Balance	Unrealized Gains (Losses)	Fair Value
Term (Security 2017-1)	$2,966	$–	$2,966
Term (Security 2017-2)	2,406	–	2,406
Term (Security 2018-1)	–	–	–
Term (Security 2018-2)	–	–	–
Term (5 & 10 Year)	3,546	(29)	3,517
Term (30 Year)	–	–	–
Bridge	971	–	971
Total	$9,889	$(29)	$9,860

5.	DEBT

Secured Financing Facilities

Morgan Stanley

Upon acquisition of the initial loan portfolio on July 17, 2017, the Company assumed, through a wholly owned subsidiary, CAF Term Borrower MS, LLC, a Master Repurchase Agreement with Morgan Stanley Bank N.A. to finance term loans with a maximum commitment of $250.0 million.

On August 29, 2017, the Company, through its wholly owned subsidiary, CAF Bridge Borrower MS LLC, entered into a Master Repurchase Agreement with Morgan Stanley Bank N.A. to finance bridge loans with a maximum commitment of $200.0 million.

5.	DEBT (CONTINUED)

Goldman Sachs

On December 13, 2017, the Company, through its wholly owned subsidiary, CAF Borrower GS LLC, entered into a Master Repurchase Agreement with Goldman Sachs Bank USA to finance term and bridge loans with a maximum commitment of $200.0 million.

Secured financing facilities consisted of the following:

	December 31, 2018
(Dollars in thousands)	Maturity Date	Unpaid Principal Balance	Fair Value	Committed Amount	Rate Terms	Principal Pledged
Morgan Stanley Bank – Term	12/24/2020	$96,371	$96,371	$250,000	(1)	$113,371
Morgan Stanley Bank – Bridge	8/28/2020	71,053	71,053	200,000	(2)	85,174
Goldman Sachs	12/12/2020	129,381	129,381	200,000	(3)	160,090
Total secured financing facility		$296,805	$296,805	$650,000		$358,635

(1)	Interest is equal to 30 Day LIBOR plus 2.55%
Non-utilization fee is equal to 0.75% <50%, 0.50% 50-80% and 0.00% over 80%

(2)	Interest is equal to 30 Day LIBOR plus 3.00%
Non-utilization fee is equal to 0.75% <50%, 0.50% 50-75% and 0.00% over 75%

(3)	Interest is equal to 90 Day LIBOR plus 2.50% (Term Loans), 2.75% (30 Year Term Loans), 3.00% (Bridge Loans)
Non-utilization fee is equal to 0.625% <50% and 0.375% over 50%

The Company recognized interest expense and non-utilization fees on secured financing facilities totaling $11.1 million and $0.1 million, respectively, during the year ended December 31, 2018. In conjunction with the execution of the secured financing facilities, during the year ended December 31, 2018, the Company incurred financing and related legal costs totaling $1.7 which are included in interest expense in the accompanying consolidated statement of operations.

The secured financing facilities are fully collateralized by portions of our loan portfolio (see Note 4). The Company was in compliance with all covenants related to these financing arrangements at December 31, 2018.

Secured Notes

In October 2017, CoreVest I completed its first securitization transaction backed by 87 single-family residential term loans made to multiple borrowers. The borrower issued, through CoreVest American Finance Depositor LLC (“Depositor”), a wholly owned subsidiary, $207.2 million of five- and ten-year term non-recourse mortgage pass-through certificates with a blended rate of 3.57% (the “2017-1 Secured Notes”). The Company sold $187.3 million of this issuance at a blended rate of 3.30%. In addition, the Company sold $5.0 million, notional value, of the X-A interest strip for $0.5 million. The mortgage loans backing the pass-through (REMIC) certificates were originated by CAFL and sold by Purchaser, as mortgage loan seller, to Depositor, who in turn transferred the mortgage loans to the 2017-1 Trust.

In December 2017, CoreVest I completed a second securitization transaction backed by 59 single-family residential term loans made to multiple borrowers. The borrower issued, through Depositor, $202.7 million of five- and ten-year term non-recourse mortgage pass-through certificates with a blended rate of 3.38% (the (“2017-2 Secured Notes”). The Company sold $182.5 million of this issuance at a blended rate of 3.13%. In addition, the Company sold $50.0 million, notional value, of the X-A interest strip for $5.4 million. The mortgage loans backing the pass-through (REMIC) certificates were originated by CAFL and sold by Purchaser, as mortgage loan seller, to Depositor, who in turn transferred the mortgage loans to the 2017-2 Trust. In addition, the Class A certificates representing approximately $161.1 million were guaranteed, with respect to certain payments of interest and principal, by Federal Home Loan Mortgage Corporation.

5.	DEBT (CONTINUED)

In July 2018, CoreVest I completed a third securitization transaction backed by 117 single-family residential term loans made to multiple borrowers. The sponsor issued, through Depositor, $236.8 million of five- and ten-year term non-recourse mortgage pass-through certificates with a blended rate of 4.18% (the (“2018-1 Secured Notes”). The Company sold $218.2 million of this issuance at a blended rate of 4.03%. In addition, the Company sold $26.0 million, notional value, of the X-A interest strip for $2.4 million. The mortgage loans backing the pass-through (REMIC) certificates were originated by CAFL and sold by Purchaser, as mortgage loan seller, to Depositor, who in turn transferred the mortgage loans to the 2018-1 Trust.

In December 2018, CoreVest I completed a fourth securitization transaction backed by 121 single-family residential term loans made to multiple borrowers. The borrower issued, through Depositor, $226.1 million of five- and ten-year term non-recourse mortgage pass-through certificates with a blended rate of 4.47% (the (“2018-2 Secured Notes”). The Company sold $207.7 million of this issuance at a blended rate of 4.33%. The mortgage loans backing the pass-through (REMIC) certificates were originated by CAFL and sold by Purchaser, as mortgage loan seller, to Depositor, who in turn transferred the mortgage loans to the 2018-2 Trust.

Secured notes consisted of the following as of December 31, 2018:

			December 31, 2018
(In thousands)	Issuance Balance	Original Unpaid Principal Balance	Unpaid Principal Balance	Fair Value	Weighted Average Maturity in Years	Blended Rate	Number of Tranches
Security 2017-1	$207,209	$187,265	$163,889	$160,264	3.4	3.34%	5
Security 2017-2	202,727	182,454	179,023	176,849	5.3	3.15%	4
Security 2018-1	236,784	218,249	216,793	215,724	5.4	4.03%	5
Security 2018-2	226,146	207,659	196,849	199,339	6.6	4.34%	5
Total	$872,866	$795,627	$756,554	$752,176	5.2	3.75%	19

6.	FAIR VALUE MEASUREMENT

Considerable judgment may be necessary to interpret market data and develop estimated fair value. The use of different assumptions or methodologies could have a material effect on the estimated fair value amounts.

Financial Instruments Reported at Fair Value

The Company has elected the fair value option for its loans held for investment, securitization debt and secured financing facilities and has certain derivative assets and liabilities that are required to be recorded at fair value. The following table presents the estimated fair values of the Company’s financial instruments reported at fair value, aggregated by the level in the fair value hierarchy as of December 31, 2018:

	Fair Value Measurement Using
(In thousands)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value	Unpaid Principal Balance
Assets
Loans held for investment	$–	$–	$1,262,589	$1,262,589	$1,241,582
Interest rate derivative contracts	$–	$–	$–	$–	$–

Liabilities
Secured notes	$–	$–	$762,986	$762,986	$767,364
Secured financing facilities	–	–	296,805	296,805	296,805
Interest rate derivative contracts	$–	$1,880	$–	$1,880	$–

Activity in loans held for investment, at fair value, for the year ended December 31, 2018 is summarized below:

(In thousands)
Balance at December 31, 2017	$633,952
Loan acquisitions and originations	852,260
Principal repayments	(196,872)
Principal transferred to real estate owned	(3,030)
Net proceeds received on sale of loans	(34,689)
Gain on sale of loans	984
Changes in fair value	9,984
Balances at December 31, 2018	$1,262,589

Activity in secured notes, at fair value, for the period ended December 31, 2018 is summarized below:

(In thousands)
Balance at December 31, 2017	$368,773
Issuance of secured notes	425,326
Principal repayments	(38,776)
Changes in fair value	(3,147)
Balances at December 31, 2018	$752,176

6.	FAIR VALUE MEASUREMENT (CONTINUED)

The Company’s retained interests in the securitization vehicles are valued using monthly quotes obtained from broker dealers. The Company seeks to obtain quotes from at least two brokers. In cases where broker quotes are not reflective of fair value, a secondary broker quote is unavailable, or no broker quotes are available, a comparison value made up of quotes for similar securities or a discounted cash flow methodology may be used. Such investments are classified as Level 3 when the quoted prices are indicative in nature for securities that are in an illiquid market, are for similar securities, or require adjustment for investment-specific factors or restrictions. The Company evaluates the dealer quotes based on available market information, including trading activity of the subject or similar securities, or by performing a comparable security analysis to ensure that fair values are reasonable.

The Company’s secured notes held by the consolidated securitization vehicles are valued using quotes obtained from broker dealers. In cases where broker quotes are not reflective of fair value, a secondary broker quote is unavailable, or no broker quotes are available, a comparison value made up of quotes for similar securities may be used.

The Company’s loans held for investment held by consolidated securitization vehicles are measured based on the more observable fair value of the related secured notes. Accordingly, the loans held for investment of the consolidated securitization vehicles are measured as the sum of (i) the fair value of the related secured notes plus (ii) the fair value of the beneficial interests retained by the Company, in accordance with the measurement alternative for consolidated collateralized financing vehicles under ASC 810.

The Company’s bridge loans held for investment are valued at par or current principal value due to the short-term duration of these assets.

The Company’s non-securitized term loans held for investment are valued using a market yield methodology which discounts the loan’s contractual cash flows at a market rate of interest for a similar instrument as of the reporting date. Market rates are estimated using Level 3 inputs such as interest rates on loans recently originated for borrowers with similar credit metrics, market comparisons, dealer quotes, and other quantitative and qualitative factors.

The principal balance of the Company’s secured financing facilities approximates its fair value as they were recently obtained, and the interest rates reflect market rates since they are indexed to LIBOR.

The fair values of interest rate futures derivative contracts are based on quoted prices in active markets for similar instruments. As a result, interest rate futures derivative contracts are classified in Level 2 of the fair value hierarchy.

See Note 7, “Derivative Instruments” for further discussion on derivative financial instruments.

Financial Instruments Reported at Historical Cost

The carrying values of receivables and accrued and other liabilities approximate their fair values due to their short-term nature.

7.	DERIVATIVE INSTRUMENTS

The Company’s objective in using derivative instruments is to manage its exposure to interest rate movements impacting interest expense on its borrowings and the fair value of its loan portfolio. The Company has entered into interest rate futures to (i) mitigate changes in the fair value of its loan portfolio, which generally bears interest at fixed rates, and (ii) offset the impact of changes in interest rates on its variable-rate borrowings. The Company does not enter into derivative transactions for speculative or trading purposes, but may enter into derivatives to manage the economic risk of changes in interest rates.

7.	DERIVATIVE INSTRUMENTS (CONTINUED)

The Company utilizes interest rate futures as economic hedges for its loan portfolio and secured financing facility, but has not designated its derivative instruments as accounting hedges. Derivative financial instruments are recognized as either assets or liabilities in the consolidated balance sheets at fair value. For the year ended December 31, 2018, net losses of $2.0 million were included in other income(expense), in the accompanying consolidated statement of operations related to the Company’s non-designated interest rate futures.

The fair values of derivative instruments included in other assets, net and other liabilities in our consolidated balance sheets were as follows:

	December 31, 2018
	Asset Derivatives		Liability Derivatives
(In thousands)	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Interest rate futures – loans receivable	$–	$–	$160,700	$1,880

8.	EQUITY

CoreVest Management Partners LLC is a non-managing member (the “Promote Member”) of Investor I and Investor II.  Pursuant to the Amended and Restated Limited Liability Company Agreements of Investor I and Investor II, the Promote Member is entitled to Distributions of Available Earnings for each Calendar Year after the Managing Member has achieved certain threshold returns on its Time-Weighted Average Undistributed Capital. Distributions payable to the Promote Member, assuming the Company’s assets were sold and its liabilities settled at their GAAP book values as of the reporting date, are presented as noncontrolling interests in the consolidated financial statements.

Contributions and distributions to the members are made in accordance with their percentage interests, which are equal to each member’s aggregate capital contributions to the Company, divided by the aggregate amount of all capital contributions of all members to the Company.

During the year ended December 31, 2018, the Company received $161.6 million in contributions from its members and made $98.0 million of distributions to its members.

9.	OTHER ASSETS AND OTHER LIABILITIES

The following table summarizes the Company’s other assets, net as of December 31, 2018:

(In thousands)
Prepaid expenses	$447
Fixed assets, net(1)	252
Other	1,004
Total	$1,703

(1)	At December 31, 2018, fixed assets are shown net of accumulated depreciation of $45,000.

9.	OTHER ASSETS AND OTHER LIABILITIES (CONTINUED)

The following table summarizes the Company’s other liabilities as of December 31, 2018:

(In thousands)
Escrow deposits	$20,765
Derivative liabilities	1,880
Total	$22,645

10.	RELATED PARTY TRANSACTIONS

CAFL has entered into a management and advisory services agreement with Investor II pursuant to which CAFL provides day-to-day management of the Company’s operations and those of its subsidiaries. CAFL accrued $3.8 million in reimbursements from Investor II for its allocable share of these services for the period ended December 31, 2018, of which $14,000 was due to Investor II as of December 31, 2018. Reimbursements received from Investor II are presented as management fees in the consolidated statement of operations.

11.	COMMITMENTS AND CONTINGENCIES

The Company may be required to fund additional amounts to borrowers pursuant to certain loan agreements following its approval of underwritten residential assets for the purchase of additional residential assets or for the renovation or construction element after the initial purchase. As of December 31, 2018, the Company had $629.6 million in unfunded loan commitments for the purchase of additional residential assets and $37.2 million in unfunded loan commitments for the renovation or construction element.

In the ordinary course of business, the Company may be involved in litigation which may result in legal costs and liability that could have a material effect on the Company’s financial position and results of operations. At December 31, 2018, the Company was not subject to any pending litigation or other regulatory actions that either individually or in the aggregate would have a material effect on the consolidated financial statements.

Leases

As of December 31, 2018, the Company’s future minimum lease payments under a non-cancelable lease with an initial term of one year or more for its offices in Irvine, California and Salt Lake City, Utah were as follows (in thousands):

Year Ended December 31,
2019	$462
2020	407
2021	140
Thereafter	–
Total	$1,009

12.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 29, 2019, the date these financial statements were available to be issued and through December 23, 2019, the date the financial statements were reissued (see Note 13).

In April 2019, CoreVest I completed a fifth securitization transaction backed by 74 single-family residential term loans made to multiple borrowers. The Company sold $288.6 million of this issuance at a blended rate of 3.62%, as well as interest-only notes with a notional balance of $240.2 million at a blended rate of 2.03%.

12.	SUBSEQUENT EVENTS (CONTINUED)

On March 13, 2019, the Company sold a portfolio of 56 single asset term loans with unpaid principal balance (UPB) of $10.9 million. Gross proceeds were used to repay outstanding secured financing debt of $8.8 million.

On March 29, 2019, the Company sold $52.0 million, notional value, of the XA interest strip of the 2018-2 Secured Notes and $54.2 million, notional value, of the XB interest strip of the 2018-2 Secured Notes.

On June 25, 2019, the Company sold a portfolio of 104 single asset term loans with UPB of $15.5 million. Gross proceeds were used to repay outstanding secured financing debt of $12.5 million.

In July 2019, CoreVest I completed a sixth securitization transaction backed by 83 single-family residential term loans made to multiple borrowers. The Company sold $221.2 million of this issuance at a blended rate of 3.15%, as well as interest-only notes with a notional balance of $213.1 million at a blended rate of 2.37%.

On September 27, 2019, the Company sold a portfolio of 118 single asset term loans with UPB of $17.3 million. Gross proceeds were used to repay outstanding secured financing debt of $13.4 million.

On October 14, 2019, Redwood Trust, Inc. and RWT Holdings, Inc., a wholly-owned subsidiary (“Redwood”), entered into an equity interests purchase agreement with CF CoreVest Parent I LLC, CF CoreVest Parent II LLC and CoreVest Management Partners LLC (collectively, the “Sellers”), and members of the CoreVest management team, pursuant to which Redwood acquired a 100% equity interest in CF CoreVest Holdings I LLC, CF CoreVest Holdings II LLC and several of its affiliates (“CoreVest”), including the promote interests in CF CoreVest UST Asset Investor I LLC and CF CoreVest UB Asset Investor II LLC. The acquisition included CoreVest’s operating platform and a portfolio of business purpose loans and securities. The estimated aggregate consideration for CoreVest is approximately $492 million, subject to a customary post-closing reconciliation, including a net book value adjustment. The consideration consisted of $482 million, payable in cash, and approximately $10 million of Redwood shares issued to the CoreVest management team. The transaction closed on October 15, 2019.

In November 2019, the Company completed a seventh securitization transaction backed by 128 single-family residential term loans made to multiple borrowers. The Company issued $342.0 million in unpaid principal balance of secured notes at a blended rate of 2.92%, as well as interest-only notes with a notional balance of $332.0 million and a blended rate of 1.88%.

On December 20, 2019, the Company completed a reorganization in connection with the amendment of its secured financing facilities with Goldman Sachs and Morgan Stanley. Affiliates of the Company entered into an amended Master Repurchase Agreement with Goldman Sachs Bank USA to finance term and bridge loans on an uncommitted basis with a maximum facility amount of $450.0 million and entered into amended Master Repurchase Agreements with Morgan Stanley Bank N.A. to finance term and bridge loans on an uncommitted basis with maximum facility amounts of $175.0 million and $150.0 million, respectively

13.	FINANCIAL STATEMENT REISSUANCE

As a result of the inclusion of the Company’s financial statements in certain of Redwood’s filings with the Securities and Exchange Commission, the Company is considered a public business entity (“PBE”). Accordingly, effective December 23, 2019, the Company’s consolidated financial statements were reissued to reflect the adoption of certain accounting standards based upon the effective date for PBEs, including the adoption of ASU No. 2016-18 effective January 1, 2018. The application of the new standard resulted in restricted cash being presented separately from cash on the consolidated balance sheet and in changes to the previously reported statement of cash flows as follows:

(In thousands)	As Previously Reported	After Adoption of ASU No. 2016-18
Net cash provided by operating activities	$14,330	$28,254
Net cash used in investing activities	(613,079)	(613,201)